Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 of ING Groep N.V. for the registration of debt securities, capital securities, ordinary shares and American depositary shares, and to the incorporation by reference therein of our report dated February 29, 2016, with respect to the consolidated financial statements for the year ended December 31, 2015 of ING Groep N.V., included in the Annual Report on Form 20-F of ING Groep N.V. for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Amsterdam, The Netherlands

September 18, 2018

/s/ Ernst & Young Accountants LLP

Ernst & Young Accountants LLP